UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2016 (May 26, 2016)

Reed’s Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 South Spring Street, Los Angeles, California 90061

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 2, 2016, pursuant to a Securities Purchase Agreement dated May 26, 2016 (“Purchase Agreement”) with institutional and accredited investors, Reed’s Inc., a Delaware corporation (“Reed’s” or the “Company”) closed a private financing transaction for the issuance and sale by Reed’s of 692,412 shares of common stock (“Shares”) and warrants to purchase 346,206 shares of common stock (“Warrants”), for gross proceeds to Reed’s of $2,354,200. The Offering was made solely to accredited investors (as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)) in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The Warrants have an exercise price of $4.25 per share and a term of 5 years. The exercise price of the Warrants is subject to customary adjustments in the event of stock dividends and splits, and the Warrants contain protective provisions in the event of fundamental transactions. In addition, holders of the Warrants shall be entitled to participate in distributions, dividends and subsequent rights offerings to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the Warrants. Except upon at least 61 days’ prior notice from a holder of a Warrant to the Company, the holder will not have the right to exercise any portion of the Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock (including securities convertible into common stock) outstanding immediately after the exercise.

The Company entered in to a registration rights agreement with the investors pursuant to which it will file a resale registration statement for the Shares and the common stock underlying the Warrants within 30 days.

.

Maxim Group LLC (“Maxim”) acted as the placement agent for the offering under a Placement Agent Agreement, dated May 26, 2016, between Maxim and Reed’s (the “Placement Agent Agreement”). Upon the closing of the offering, pursuant to the Placement Agent Agreement, Maxim received warrants to purchase up to 72,703 shares of common stock (“Placement Agent Warrants”). The Placement Agent Warrants have an exercise price of $3.74 and are exercisable for a term of 5 years. The exercise price of the Placement Agent Warrants is subject to customary adjustments in the event of stock dividends and splits, and the Placement Agent Warrants contain protective provisions in the event of fundamental transactions.

Each of the Purchase Agreement and the Placement Agent Agreement contains customary representations, warranties and covenants of the parties thereto. The Company also agreed not to issue any shares of its common stock or rights to acquire shares of its common stock for a period of 90 days from the closing of the offering, subject to certain customary exemptions for issuances pursuant to the Company’s equity plans. In addition, the Company agreed not to enter into any variable rate transactions for a period of one year.

The foregoing summaries of the Placement Agent Agreement, Purchase Agreement, the Warrants and the Placement Agent Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents. Each of the Placement Agent Agreement and the Purchase Agreement contains representations and warranties that the respective parties made to, and solely for the benefit of, the other parties thereto in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Placement Agent Agreement and the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements or as stated therein and are not intended as documents for the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, the public should look to other disclosures contained in the Company’s filings with the SEC.

Item 3.02 Unregistered Sale of Equity Securities

The information pertaining to the sales of the Shares and Warrants pursuant to the Purchase Agreement in Item 1.01 is incorporated herein by reference in its entirety.

The Company has sold the Securities in a private placement in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder since, among other things, the above transaction did not involve a public offering.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On June 1, 2016, Mark Harris resigned from his position as director of Reed’s. Mr. Harris’ resignation was not due to any disagreements with Reed’s.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated:	June 2, 2016	By:	/s/ Daniel Miles
Daniel Miles,
Chief Financial Officer